Record and Return to:
Julie Kendig-Schrader, Esq.
Greenberg, Traurig, P.A.
450 South Orange Avenue
Suite 650
Orlando, Florida 32801

TRANSPORTATION CONCURRENCY AGREEMENT

This Transportation Concurrency (“Agreement”) is made and entered into as of December 15, 2006 by and between AVATAR PROPERTIES INC., its successors and assigns, (“Developer”), and OSCEOLA COUNTY, a political subdivision of the state of Florida (“County”).

WITNESSETH:

WHEREAS, Avatar Properties Inc., formerly known as GAC Properties, Inc., was the original designer and owner of an approximately 47,000 acre mixed-use development known as Poinciana, as shown in a Master Plan approved on August 31, 1971 and October 5, 1971 by Osceola and Polk Counties respectively (the “BLIVR Development”); and

WHEREAS, the BLIVR Development initially consisted of eight villages, nine estate areas and six office/industrial parks containing single family, multifamily, commercial, industrial, and open space/greenway as major land uses; and

WHEREAS, an update to the Master Plan for the BLIVR Development was presented to and approved by both Osceola and Polk Counties in 1972; and

WHEREAS, vested right status from DRI review under Chapter 380.06 F.S. was applied for and granted to two (2) Poinciana neighborhoods on September 19, 1975 by Binding Letter of Interpretation (BLIVR-0776-001) within which a recommendation was made by the Florida Department of Administration that Avatar seek a vested right determination on the balance of the BLIVR Development; and

WHEREAS, vested right status from DRI review was applied for and granted to the BLIVR Development on May 17, 1983 (BLIVR-783-002) (together with BLIVR-0776-001, collectively referred to as the “BLIVR”) after findings by the Florida Department of Community Affairs (“DCA”) that Avatar: (1) had obtained over 1,000 permits from federal, state, and local agencies, (2) received approval of the plan for the Poinciana PUD from both Polk and Osceola counties prior to July 1, 1973, (3) had undertaken certain platting and (4)had relied and changed position on such approvals and permit issuances by committing significant expenditures toward advancement of the BLIVR Development; and

WHEREAS, as a result of BLIVR-783-002, Developer acquired the vested right to be completed as described in the approved Master Plan without the need to undergo review as a development of regional impact pursuant to Chapter 380 of the Florida Statutes; and

WHEREAS, on December 18, 2000, Osceola County adopted its land development code; and

WHEREAS, the Osceola County Vested Rights Ordinance (Chap. 20 of the Land Development Code (LDC)) as amended on May 16, 2005 provides that a DRI scale development, for which a Binding Letter of Vested Rights has been issued by the state land planning agency, shall qualify for a four-year Vested Rights Certificate from applicable sections of the LDC. Upon the expiration of the Certificate, all aspects of the development will be subject to the Land Development Code, including concurrency, unless prior to the expiration of the Certificate, the Board of County Commissioners approves an executed Developer’s Agreement or extension of the Certificate based on a showing that negotiations regarding the Developer’s Agreement are proceeding in good faith, or that extenuating circumstances have delayed completion of the Agreement; and

WHEREAS, pursuant to Chapter 20 of the LDC, the agreement must detail, at a minimum, a description of the public facilities that will be needed to service the build out of the development, including who shall provide those facilities, the date any new facilities, if needed, will be constructed, the costs associated with those new facilities, including who shall pay for these costs, a schedule to assure the public facilities are available concurrent with the impacts of the development and a description of what rights, if any, are to remain vested and the scope of such vesting; and

WHEREAS, pursuant to Section 20.9 of the Osceola County LDC, the following were granted to the portions of the BLIVR Development within Osceola County by the Osceola County Board of Commissioners: (1) a four year Certificate of Vested Rights and (2) an extension of the Vested Rights Certificate which is due to expire on December 31, 2006; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

[1] Incorporation of Recitals. The foregoing recitals are true and correct are hereby incorporated by the parties as part of this Agreement as if fully set forth herein.

[2] The Development- Poinciana. The physical boundaries of the property which is subject to this Agreement are depicted on Exhibit “A” attached hereto and incorporated herein by reference (the “Vested Property”). For purposes of this Agreement, the Vested Property specifically includes only those areas of the BLIVR Development located in Osceola County.

[3] The BLIVR Development Rights. The parties acknowledge that this Agreement has been entered into in accordance with the provisions of Chapter 20 of the Osceola County Land Development Code and constitutes a determination that the Vested Property is vested from the transportation concurrency requirements set forth in Chapter 5 of the Osceola County Land Development Code and the Osceola County Comprehensive Land Use Plan. The parties further acknowledge that the vested rights status shall remain in effect during the term specified in Section 14 hereof, providing the Developer remains in compliance with the terms and conditions set forth herein. Should the Developer fail to comply with the terms and conditions set forth herein or fail to make any payment required by Section 9(d) of the Property Acquisition Agreement between the Developer and the County, of even date herewith (the “Property Acquisition Agreement”), this Agreement becomes null and void and all aspects of the Vested Property shall be subject to all transportation concurrency requirements in effect. The parties further acknowledge that the terms of this Agreement and vested rights status do not preclude the County from imposing requirements on projects located within the Vested Property to provide on-site transportation improvements for safety, access, ingress/egress and intersections. The parties acknowledge and agree that the vesting status granted herein is limited to the application of transportation concurrency requirements to the Vested Property and does not constitute a waiver of either party’s rights or defenses with respect to any other vested rights claim which may exist.

[4] Provisions of Improvements to Serve the BLIVR Development.

A. Construction of Poinciana Parkway (“Parkway”)

1. Responsibility – Developer shall design, finance and cause the construction of the Parkway pursuant to the Poinciana Parkway Regulatory Agreement between the Developer and the County, of even date herewith (the “Regulatory Agreement”) and as further described in Exhibit B attached hereto and incorporated herein by this reference (the “Parkway”).

2. Schedule – Construction of the Parkway shall be commenced not later than the first quarter of 2007 and shall be substantially complete and open for traffic not later than the third quarter of 2008, subject to force majeure (as provided in Section 4.05 of the Regulatory Agreement) and the County’s compliance with the Property Acquisition Agreement.

B. Other Transportation Facilities – Other than the Parkway, the additional transportation facilities required to serve the Vested Property during the next 20 years (the “Future Transportation Facilities”) have been identified by Leftwich Consulting Engineers, Inc. in its Poinciana Transportation Assessment and Impact Fee Rate Study, dated October, 2006 (the “Study”). The Study is attached hereto as Exhibit “C” and is incorporated herein by this reference. The Study also includes the calculation of impact fees to be paid in connection with road impact construction in the Vested Property (the “Poinciana Impact Fee District”).

1. Funding of the Future Transportation Facilities – Construction of the Future Transportation Facilities identified in the Study shall be funded as follows:

a. Future Transportation Facilities classified by the County as principal arterials shall be funded from the proceeds of impact fees imposed against property located in “District 1,” pursuant to Ordinance No. 2003-24.

b. Future Transportation Facilities classified by the County as minor arterials and major collectors shall be funded from the proceeds of impact fees imposed against property located in “District 3,” pursuant to Ordinance No. 2003-24.

c. Future Transportation Facilities not classified by the County as principal arterials, minor arterials or major collectors, which the parties acknowledge will primarily serve the Poinciana Impact Fee District, shall be funded from the proceeds of impact fees imposed against property located in the Poinciana Impact Fee District, pursuant to Ordinance No. 06-53. The Owner acknowledges that (i) there is a rational nexus between the need for such Future Transportation Facilities and the new development against which the impact fees will be imposed pursuant to Ordinance No. 06-53, and (ii) the funds have been properly earmarked for the construction of such Future Transportation Facilities.

This subsection shall not be construed to preclude the County from implementing alternative lawful funding sources in the future.

2. Doverplum Northbound from Koa Street to Country Club Road. The parties acknowledge that Doverplum Avenue, northbound from KOA Street to Country Club Road, is currently deficient and not eligible for impact fee funding. The Developer agrees to deposit the amount necessary to cure this deficiency ($1,908,950.00) in the same manner required for deposit of the “Security Amount” pursuant to Section 9 of the Property Acquisition Agreement between the parties dated December 15, 2006. Within six months of the opening of the Poinciana Parkway, monitoring of Doverplum northbound from Koa Street to Country Club Road shall be commenced by Developer. If such monitoring demonstrates that this segment remains deficient, the County shall use the funds deposited to cure the deficiency and if the deposit is insufficient for such purpose, the County shall notify Developer of the difference and Developer shall pay such amount to the County within 30 days of such notification. If such monitoring demonstrates that this segment is no longer operating at a deficiency, the deposit shall be returned to Developer within a reasonable time and “Concurrency Exemption Impact Fees” imposed by the County in the Osceola County portion of the Poinciana Development shall be increased to provide funding for any projected future deficiency.

3. Priority of Construction. The County shall be solely responsible for establishing the priority for construction of transportation facilities funded from proceeds of the impact fees described in clauses a., b. and c. of the foregoing paragraph, including the Future Transportation Facilities. However, the Developer’s rights to proceed with the Vested Development shall not be impaired by the County’s prioritization of such construction.

4. Polk County Participation. Both the County and Developer agree that a majority of trips that are currently generated by the Polk County portion of the BLIVR Property utilize Osceola County roads. As a result, resolution of the transportation issues facing the BLIVR Development would benefit from the participation of Polk County. Both parties agree to cooperate in attempts to involve Polk County in the resolution of transportation issues for the BLIVR Development and to favorably recommend expansion of the impact fees imposed in the Poinciana Impact Fee District to the Polk County portion of the BLIVR Development.

[5] Impact Fee Credits. Developer shall have the option in its sole discretion, but not the obligation, to undertake the permitting or construction of any of the Future Transportation Facilities or Doverplum Avenue from Koa Street to County Club Road. The potential for the Developer to receive impact fee credits shall be governed by Ordinance No. 2003-24 and Ordinance No. 06-53, as amended and supplemented.

[6] Governing Law/Binding Effect. This Agreement shall be interpreted and governed by Florida law. Each of the parties hereto warrants and represents this Agreement is valid, binding and enforceable against them in accordance with the terms and conditions of Florida law.

[7] Remedies. The parties hereto shall have all rights and remedies provided hereunder and under Florida law with respect to enforcement of the terms of this Agreement and hereby acknowledge and agree that each party hereto shall have the right and remedy to bring an action or actions for specific performance and other such equitable or injunctive relief as appropriate or necessary to enforce this Agreement. The parties agree that the venue for any enforcement action shall be the Circuit Court in and for Osceola County.

[8] Default. The County’s failure to perform or to complete any necessary improvements under this Agreement shall not halt or adversely impact the continued development of the Vested Property, including the issuance of permits and approvals for the Vested Property. No party shall be considered in default for failure to perform under this Agreement until such party has received written notice specifying the nature of such default or failure to perform and said party fails to cure said default or fails to perform within a reasonable time of receipt of said written notice.

[9] Notice. All notices which are required or permitted under this Agreement shall be given to the parties by certified mail, return receipt requested, hand delivery or express courier, and shall be effective upon receipt when delivered to the parties at the addresses set forth herein below (or such other address as provided by the parties by written notice delivered in accordance with this paragraph):

If to Developer: Dennis J. Getman, Esq.

Executive Vice President / General Counsel

Avatar Properties Inc.

201 Alhambra Circle

12th Floor

Miami, FL 33124

With a copy to: Julie Kendig-Schrader, Esq.

Greenberg Traurig, PA.

450 South Orange Avenue

Suite 650

Orlando, FL 32801

If to County: Jo Thacker, Interim County Manager

1 Courthouse Square
Suite 4700
Kissimmee, FL 34741

With a copy to: Kathlein Stangle, Interim County Attorney

1 Courthouse Square
Suite 4200
Kissimmee, FL 34741

[10] Amendment/No Recording. No amendment, modification or other changes in this Agreement shall be binding upon the parties unless in writing executed by both of the parties. This Agreement shall be recorded in the public records.

[11] Successors and Assigns Bound. The rights and obligations contained in this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto, including any successor in title to the Developer with respect to the Project.

[12] Waiver of Jury Trial. EACH PARTY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT.

[13] Effective Date. This Agreement shall become effective on December 15, 2006 and shall remain in effect through December 31, 2025.

[14] Counterparts/Entire Agreement. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute duplicates of one and the same instrument. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified or amended except by a written instrument equal in dignity herewith and executed by the parties to be bound thereby. This Agreement is solely for the benefit of the parties hereto, and their successors and assigns, and no right, nor any cause of action shall accrue to or for the benefit of any third party.

[15] Retention of Rights. Other than the transportation concurrency requirements set forth in Chapter 5 of the Osceola County Land Development Code and the Osceola County Comprehensive Land Use Plan, as addressed in Section 3 hereof, nothing in this agreement shall be construed as a waiver by Developer of any Vested Rights other than those relating to transportation concurrency which may exist for the BLIVR Development, whether such rights are derived from Common Law, Statutory provisions (local, state, or federal), or prior Administrative decisions.

[16] No Additional Development Rights Conferred. The Developer acknowledges and agrees that the execution of this Agreement or any activity resulting therefrom does not affect any existing rights to develop the Poinciana Impact Fee District in a specific manner, nor does this Agreement confer any new or additional development rights upon the Developer.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed in manner and form sufficient to bind them as of the date set forth herein below.

(Execution Pages following)

Witnesses:		AVATAR PROPERTIES INC., a Florida
Corporation
By:
/s/ MARIO D. FIELDER			By:	/s/ DENNIS J. GETMAN
(Print Name)	Mario D. Fielder			Dennis J. Getman
Executive Vice President
/s/ OHILDA V. NODARSE
(Print Name)	Ohilda V. Nodarse

STATE OF FLORIDA

COUNTY OF MIAMI-DADE

The foregoing instrument was acknowledged before me this _3rd     day of _January_, _2007     by Dennis J. Getman, Executive Vice President of Avatar Properties Inc., a Florida corporation, on behalf of said corporation. He is personally known to me      OR has produced identification      ; type of identification produced      , and did/did not take an oath.

/s/ MARIO D. FIELDER

(Signature of Notary)

Mario D. Fielder
(Typed Name of Notary)
Notary Public, State of Florida at Large
Commission No. 00587863
My commission expires: November 4, 2010

Attest:		Osceola County, Florida
By:
/s/ PAULA J. CARPENTER			By:	/s/ KEN SHIPLEY
(Print Name)	Clerk of the Board			Ken Shipley
Chairman
BCC approved 12/11/06
(Print Name)

STATE OF FLORIDA

COUNTY OF OSCEOLA

The foregoing instrument was acknowledged before me this _13th     day of _December_, _2006     , by      Ken Shipley,      the/an Chairman      of/with Osceola County, Florida, on behalf of Osceola County Florida. He is personally known to me _X     OR has produced identification      ; type of identification produced      , and did/did not take an oath.

/s/ TARA McCORMICK

(Signature of Notary)

Tara McCormick
(Typed Name of Notary)
Notary Public, State of Florida at Large
Commission No. DD 419216
My commission expires: Apr. 17, 2009

EXHIBIT A

Depiction of Physical Boundaries of the Property

EXHIBIT B

Osceola County – Poinciana Parkway Regulatory Agreement

EXHIBIT C

Poinciana Transportation Assessment and Impact Rate Study